DLA Piper LLP (US)
The Marbury Building
6225 Smith Avenue
Baltimore, Maryland  21209-3600
www.dlapiper.com

T   410.580.3000
F   410.580.3001

November 30, 2009

The Bond Fund of America, Inc.
333 South Hope Street
Los Angeles, California 90071

Ladies and Gentlemen:

We have acted as special Maryland counsel to The Bond Fund of America, Inc., a Maryland corporation (“BFA”), and have been requested by BFA to render this opinion in connection with BFA’s Registration Statement filed on Form N-14 (the “Registration Statement”), including the prospectus and statement of additional information included therein (collectively, the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) registering Class A shares of common stock, $0.001 par value per share, of BFA (the “Shares”) to be issued pursuant to that certain Agreement and Plan of Reorganization and Liquidation (the “Agreement”) by and between BFA and Endowments, a Delaware business trust, on behalf of its series Endowments – Bond Portfolio (the “Fund”).

In our capacity as BFA’s special Maryland counsel, we have reviewed the following documents (collectively, the “Documents“):

(a)            the Registration Statement, including the Prospectus, in the form to be filed with the Commission.

(b)            the charter of BFA (the “Charter”), as in effect on the date hereof, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

(c)            the By-Laws of BFA (the “By-Laws”), certified by an officer of BFA;

(d)            resolutions adopted by the Board of Directors of BFA relating to the issuance of the Shares, certified by an officer of BFA;

(e)            the Agreement, in the form attached to the Certificate (as defined below), certified by an officer of BFA;

(f)            a certificate executed by an officer of BFA, dated the date hereof (the “Certificate”);

(g)            a good standing certificate for BFA, dated as of a recent date, issued by the SDAT; and

(h)            such other documents as we have deemed necessary to the rendering of the opinions expressed below.

In examining the Documents, and in rendering the opinion set forth below, we have assumed the following:  (a) each of the parties to the Documents (other than BFA) has duly and validly executed and delivered each of the Documents and each instrument, agreement and other document executed in connection with the Documents to which such party is a signatory and each such party's (other than BFA’s) obligations set forth in the Documents, are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) each person executing any such instrument, agreement or other document on behalf of any such party (other than BFA) is duly authorized to do so; (c) each natural person executing any such instrument, agreement or other document is legally competent to do so; (d) the Documents accurately describe and contain the mutual understandings of the parties, there are no oral or written modifications of or amendments or supplements to the Documents and there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise; and (e) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies or telecopies or portable document file (".PDF") copies conform to the original documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies, telecopies and .PDF copies) are genuine, and all public records reviewed are accurate and complete.  As to certain factual matters we have relied on the Certificate as to the factual matters set forth therein, which we assume to be accurate and complete.

           Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the Shares have been duly authorized, and upon issuance of the Shares in exchange for the consideration set forth in and in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

(i)
The foregoing opinion is rendered as of the date hereof.  We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.

(ii)
We have made no investigation as to, and we express no opinion concerning, the laws of any jurisdiction other than the laws of the State of Maryland.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

(iii)
We assume that: (A) the issuance of the Shares will not result in BFA issuing shares in excess of the number of shares of any class or series of BFA authorized by the Charter and (B) all of the Shares will be issued and sold for consideration equal to net asset value on the date of issuance as described in the Registration Statement and in accordance with the terms of the Agreement.

Without in any way limiting the foregoing, this opinion is based upon our consideration of only those statutes, rules, and regulations which, in our experience, are normally applicable to the transactions of the type contemplated by the Registration Statement, provided that we express no opinion as to compliance with the securities (or “blue sky”), broker licensing, real estate syndication or mortgage lending laws of the State of Maryland.

We hereby consent to the filing of this opinion as Exhibit 11 to the Registration Statement and the use of our name wherever it appears in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ DLA PIPER LLP (US)
DLA PIPER LLP (US)

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